SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549



                                    ______

                                   FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934




                           TRANS WORLD AIRLINES, INC.
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            (Exact name of registrant as specified in its charter)



             DELAWARE                                      43-1145889
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(State of incorporation or organization)          (IRS Employer Identification
No.)



         One City Centre
         515 North Sixth Street
          St. Louis, Missouri                                 63101
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(Address of principal executive offices)                   (Zip Code)



Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                  Name of each exchange on which
      to be so registered                  each class is to be registered
      -------------------                  ------------------------------

      Series A Participating                American Stock Exchange
      Cumulative Preferred
      Stock Purchase Rights

Securities to be registered pursuant to Section 12(g) of the Act:



                                    None
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                               (Title of Class)



               Item 1.   Description of Registrant's Securities to be
Registered.

               On December 19, 1995, the Board of Directors of Trans World Airlines, Inc. (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of (i) IFFA Preferred Stock, par value $.01 per share, of the Company, (ii) IAM Preferred Stock, par value $.01 per share, of the Company, (iii) ALPA Preferred Stock, par value $.01 per share, of the Company (collectively, the "Employee Preferred Stock"), and (iv) Common Stock, par value $.01 per share, of the Company (the "Common Stock", and together with the Employee Preferred Stock, the "Voting Stock") payable to holders of record as of the close of business on January 12, 1996 (the "Record Date").

               Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Voting Stock, and the registered holders of the Voting Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Voting Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Voting Stock. The "Distribution Date" means the earlier of (i) the 10th day (or such later day as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Voting Stock, other than pursuant to certain permitted offers (an "Acquiring Person") and (ii) the 10th business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer (other than certain permitted offers) by any person which would, if consummated, result in such person becoming the beneficial owner of 20% or more of the outstanding shares of Voting Stock.

               Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $47.50 (the "Purchase Price"), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $.01 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of December 19, 1995 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), a copy of which is attached as an exhibit hereto and the description thereof is qualified in its entirety by reference thereto.

               If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to elect to receive, without payment of the Purchase Price, a number of shares of Common Stock having a market value equal to the Purchase Price.

               If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Voting Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

               At any time after any person has become an Acquiring Person
(but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Voting Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

               Subject to the terms of the Company's certificate of incorporation and bylaws, the Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the close of business on the 10th day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors). After any person has become an Acquiring Person, the Rights may be redeemed only with the approval of a majority of the Continuing Directors.

               "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors; provided, however, that any successor to a director who is required to be elected by the holders of a series of Employee Preferred Stock (a "Labor Director") (i) shall be approved in accordance with the terms set forth in the applicable certificate of designation for the series of Employee Preferred Stock which has the right to elect such Labor Director and (ii) need not be approved by a majority of the Continuing Directors unless an Acquiring Person is an affiliate or associate of an employee benefit plan which beneficially owns such Employee Preferred Stock. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

               The Rights will expire on January 12, 2006, unless earlier exchanged or redeemed.

               Prior to the Distribution Date, the Rights Agreement may be amended in any respect. After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons). After any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

               Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

               The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

               As of December 19, 1995 there were (i) 41,181,072 shares of Voting Stock outstanding, (ii) 3,380,000 shares of Common Stock reserved for issuance under the Company's stock option plans and (iii) 2,723,295 shares of Common Stock reserved for issuance in connection with outstanding Stock Purchase Warrants.

               Each outstanding share of Voting Stock on the Record Date will receive one Right. Shares of Voting Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Voting Stock outstanding prior to the Distribution Date will have Rights attached. 750,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

               The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances, with the concurrence of the Continuing Directors) since the Rights may be redeemed by the Company as described above.

               While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

               Item 2.   Exhibits

               1. Form of Rights Agreement dated as of December 19, 1995 between Trans World Airlines, Inc. and American Stock Transfer & Trust Company, as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate.



                                   SIGNATURE


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.


                           TRANS WORLD AIRLINES, INC.


                           By  /s/ Richard P. Magurno
                              ----------------------------
                              Name:    Richard P. Magurno
                              Title: Senior Vice President
                                       and General Counsel


                           Dated: December 29, 1995



                                 EXHIBIT INDEX



Exhibit
Number               Description of Exhibit                          Page
-------              ----------------------                          ----

1                    Form of Rights Agreement
                     dated as of December 19,
                     1995 between Trans World
                     Airlines, Inc. and American
                     Stock Transfer & Trust
                     Company, as Rights Agent,
                     which includes as Exhibit B
                     thereto the form of Right
                     Certificate.